EXHIBIT 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE
Catharine Bower
610.369.6618
Catharine.bower@nationalpenn.com

NATIONAL PENN ANNOUNCES
CORPORATE RELOCATION PLAN

Corporate Headquarters to Relocate to Allentown;
National Penn Will Continue Long-term Commitment to Boyertown;
New Reading Area Business Center to Open

All Divisions Will Be Named “National Penn”

Boyertown, Pa. – October 16, 2012 – National Penn Bancshares, Inc. (Nasdaq: NPBC) announced today a corporate relocation plan to move its headquarters to Allentown and open a new Reading Area Business Center while continuing its long-term commitment to Boyertown. The company also announced plans for all of its divisions to be named “National Penn.”

“National Penn is committed to our vision of being the most highly regarded financial institution in the markets we serve,” said National Penn President and CEO Scott V. Fainor. “As a result, we have developed a forward-thinking relocation plan that will improve employee collaboration, enhance customer service and maintain our strong focus on growing the National Penn franchise. This strategy will increase efficiencies and allow us to continue our focus on enhancing shareholder value as we solidify our National Penn brand.”

The KNBT and Nittany Bank divisions will be renamed “National Penn” by spring 2013.

According to the corporate relocation plan, which calls for no reduction in jobs, the following moves will be completed by fall 2014:

•
National Penn corporate headquarters will relocate to Seventh and Hamilton Streets in downtown Allentown and approximately 275 employees will relocate to the new Two City Center building, which is scheduled to be completed in the spring of 2014.

•	National Penn will continue to maintain approximately 150 employees in the company’s current buildings in Boyertown.

•
National Penn will relocate approximately 125 employees to a new building on Broadcasting Road in Spring Township, Berks County, which will be completed in the fall of 2013, known as the Reading Area Business Center.

“The economic benefits of relocating to Allentown’s Neighborhood Improvement Zone combined with the strategy of operating under a single name allows National Penn to be well positioned for future growth while maintaining our focus on expense management,” said Michael J. Hughes, National Penn’s group executive vice president and chief financial officer.

About National Penn
National Penn Bancshares, Inc., with approximately $8.4 billion in assets, is a bank holding company based in Pennsylvania. Headquartered in Boyertown, National Penn operates 120 branch offices comprising 119 branches in Pennsylvania and one branch in Maryland through National Penn Bank and its KNBT and Nittany Bank divisions.

National Penn’s financial services affiliates are National Penn Wealth Management, N.A., including its National Penn Investors Trust Company division; National Penn Capital Advisors, Inc.; Institutional Advisors LLC; National Penn Insurance Services Group, Inc., including its Higgins Insurance division; and Caruso Benefits Group, Inc.

National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol “NPBC.” Please visit our Web site at www.nationalpennbancshares.com to see our regularly posted material information.

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